Exhibit 10.18

Vicarious Surgical Inc.

Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of Vicarious Surgical Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The adoption of this Policy shall have no effect on any cash or equity compensation granted to non-employee directors prior to the adoption of this Policy.

I. Cash Compensation

A. Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $37,500 for service on the Board.

B. Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:

1. Chair of the Board. A Non-Employee Director serving as Chair of the Board shall receive an additional annual retainer of $35,000 for such service.

2. Audit Committee. A Non-Employee Director serving as Chair of the Audit Committee shall receive an additional annual retainer of $15,500 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit Committee shall receive an additional annual retainer of $6,300 for such service.

3. Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional annual retainer of $13,300 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

4. Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $9,200 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $3,700 for such service.

C. Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. A Non-Employee Director may elect to receive a grant of Restricted Stock Units with a grant date fair value of the retainer amounts described in Sections I(A) and I(B) above in lieu of receiving cash in such amounts.

II. Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all Restricted Stock Unit grants (“RSUs”) made pursuant to this Policy are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

A. Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive RSUs with a grant date fair value of $301,800, on the date of such initial election or appointment. The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

B. Subsequent Annual Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall receive RSUs with a grant date fair value of $157,200, on the date of such annual meeting. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D. Terms of Awards Granted to Non-Employee Directors. Each Initial Award shall vest and become exercisable in thirty six (36) substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Subsequent Award shall vest and become exercisable in twelve substantially equal monthly installments following the date of grant, such that the Subsequent Award shall be fully vested on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. A Non-Employee Director shall become fully vested in all outstanding RSUs subject to an Initial Award or any Subsequent Award upon a change in control of the Company subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director until immediately prior to the consummation of a change of control transaction.

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In no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of (1) equity awards to be granted and (2) any cash compensation paid to any Non-Employee Director exceed $1,000,000 in any calendar year.

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